Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the  incorporation by reference of our report dated March 31, 2017, relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), as of and for the years ended December 31, 2016 and 2015, in this Post-Effective Amendment No. 1 to Form S-1 (No. 333-210840), and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 9, 2017